Wells Fargo & Company Market Linked Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to an ETF Basket due December 7, 2023
Term Sheet to Preliminary Pricing Supplement No. 179 dated November 16, 2018

Summary of Terms

Issuer:	Wells Fargo & Company
Term:	Approximately 5 years
Market Measure:

An unequally weighted basket (the “Basket”). The basket components and their weightings are as follows:

SPDR® S&P 500® ETF Trust (50%)

iShares® Russell 2000 ETF (15%)

iShares® MSCI EAFE ETF (15%)

iShares® MSCI Emerging Markets ETF (10%)

Invesco DB Commodity Index Tracking Fund (5%)

Vanguard® Real Estate ETF (5%)

Pricing Date:	November 30, 2018*
Issue Date:	December 7, 2018*
Original Offering Price:	$1,000 per security (100% of par)
Maturity Payment Amount:	See “How the maturity payment amount is calculated” on page 3
Stated Maturity Date:	December 7, 2023*
Starting Price:	100
Ending Price:	See “How the ending price is calculated” on page 3
Maximum Return:	52% to 57% of the original offering price per security ($520 to $570 per security), to be determined on the pricing date
Threshold Price:	85, which is 85% of the starting price
Participation Rate:	150%
Calculation Day:	November 30 2023*
Calculation Agent:	Wells Fargo Securities, LLC (“WFS”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	2.62%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.50% and WFS will pay 0.12% of the agent’s discount to WFA as a distribution expense fee
CUSIP:	95001BB37

Description of Terms

•	Linked to an ETF Basket comprised of the SPDR® S&P 500® ETF Trust (50%); the iShares® Russell 2000 ETF (15%); the iShares® MSCI EAFE ETF (15%); the iShares® MSCI Emerging Markets ETF (10%); the Invesco DB Commodity Index Tracking Fund (5%); and the Vanguard® Real Estate ETF (5%)
•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Basket from its starting price to its ending price. The maturity payment amount will reflect the following terms:
•	If the value of the Basket increases:

You will receive the original offering price plus 150% participation in the upside performance of the Basket, subject to a maximum return at maturity of 52% to 57% (to be determined on the pricing date) of the original offering price. As a result of the maximum return, the maximum maturity payment amount will be $1,520.00 to $1,570.00.

•	If the value of the Basket decreases but the decrease is not more than 15%:

You will be repaid the original offering price

•	If the value of the Basket decreases by more than 15%:

You will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of 15%

•	Investors may lose up to 85% of the original offering price
•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of the basket components or any securities or commodity futures contracts held by the basket components for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

*To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated value of the securities is approximately $944.14 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $924.14 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on a hypothetical maximum return of 54.50% or $545.00 per $1,000 security (the midpoint of the specified range for the maximum return), a participation rate of 150% and a threshold price equal to 85% of the starting price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual maximum return, and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical maturity payment amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
175.00	75.00%	$1,545.00	54.50%	8.89%
150.00	50.00%	$1,545.00	54.50%	8.89%
140.00	40.00%	$1,545.00	54.50%	8.89%
136.34	36.34%	$1,545.00	54.50%	8.89%
130.00	30.00%	$1,450.00	45.00%	7.57%
120.00	20.00%	$1,300.00	30.00%	5.31%
110.00	10.00%	$1,150.00	15.00%	2.81%
105.00	5.00%	$1,075.00	7.50%	1.45%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
85.00	-15.00%	$1,000.00	0.00%	0.00%
84.00	-16.00%	$990.00	-1.00%	-0.20%
80.00	-20.00%	$950.00	-5.00%	-1.02%
50.00	-50.00%	$650.00	-35.00%	-8.43%
25.00	-75.00%	$400.00	-60.00%	-17.50%

Assumes a hypothetical maximum return of 54.50%, or $545.00 per security (the midpoint of the specified range of the maximum return). Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual ending price and maximum return.

How The Maturity Payment Amount Is Calculated

On the stated maturity date, you will receive a cash payment per security equal to the maturity payment amount. The maturity payment amount per security will equal:

•	If the ending price is greater than the starting price: $1,000 plus the lesser of:

(i)	$1,000 ×	ending price – starting price starting price	× participation rate	; and

(ii) the maximum return;

•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or

•	If the ending price is less than the threshold price: $1,000 minus

$1,000 ×	threshold price – ending price
starting price

If the ending price is less than the threshold price, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity.

How The Ending Price Is Calculated

The ending price will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the component return of the SPDR S&P 500 ETF Trust; (B) 15% of the component return of the iShares Russell 2000 ETF; (C) 15% of the component return of the iShares MSCI EAFE ETF; (D) 10% of the component return of the iShares MSCI Emerging Markets ETF; (E) 5% of the component return of the Invesco DB Commodity Index Tracking Fund; and (F) 5% of the component return of the Vanguard Real Estate ETF.

The component return of a basket component will be equal to:

final component price – initial component price
initial component price

where,

•	the initial component price will be the fund closing price of such basket component on the pricing date; and

•	the final component price will be the fund closing price of such basket component on the calculation day.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

•	If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components.
•	Changes In The Value Of The Basket Components May Offset Each Other.
•	The Securities Are Subject To The Credit Risk Of Wells Fargo.
•	Holders Of The Securities Have Limited Rights Of Acceleration.
•	Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If The Issuer Conveys, Transfers Or Leases All Or Substantially All Of Its Assets To One Or More Of Its Subsidiaries.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•	Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Basket Components.
•	Historical Prices Of The Basket Components Or The Securities Or Commodity Futures Contracts Included In The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.
•	Changes That Affect The Basket Components Or The Underlying Indices May Adversely Affect The Value Of The Securities And The Maturity Payment Amount You Will Receive At Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Underlying Indices.
•	The Issuer And Its Affiliates Have No Affiliation With The Sponsors Of The Basket Components Or The Sponsors Of The Underlying Indices And Have Not Independently Verified Their Public Disclosure Of Information.
•	An Investment Linked To The Shares Of The Basket Components Is Different From An Investment Linked To The Underlying Indices.
•	There Are Risks Associated With The Basket Components.
•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Basket Components.
•	Anti-dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.
•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.
•	Exchange Rate Movements May Impact The Value Of The Securities.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
•	Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Performance Of The Invesco DB Commodity Index Tracking Fund.
•	Holders Of The Securities Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.
•	Possible Regulatory Changes Could Adversely Affect The Performance Of The Invesco DB Commodity Index Tracking Fund.
•	Commodity Futures Prices May Change Unpredictably, Affecting The Price Of Shares Of The Invesco DB Commodity Index Tracking Fund In Unforeseeable Ways.
•	Some Of The Commodities Underlying The Invesco DB Commodity Index Tracking Fund Will Be Subject To Pronounced Risks Of Pricing Volatility.

•	The Invesco DB Commodity Index Tracking Fund Does Not Offer Direct Exposure To Commodity Spot Prices.
•	The Invesco DB Commodity Index Tracking Fund May Be Adversely Affected By “Negative Roll Yields” In “Contango” Markets, Which May Have A Negative Impact On Its Performance.
•	The Prices Of Commodities Are Volatile And Are Affected By Numerous Factors, Some Of Which Are Specific To The Commodity Sector For Each Commodity Futures Contracts Held By The Invesco DB Commodity Index Tracking Fund.
•	An Increase In The Margin Requirements For Commodity Futures Contracts Included In The Invesco DB Commodity Index Tracking Fund May Adversely Affect Its Value.
•	The Basket May Be Subject To Risks Associated With Foreign Commodity Exchanges.
•	Currency Exchange Fluctuations May Negatively Affect The Market Prices Of The Futures Contracts Underlying The Invesco DB Commodity Index Tracking Fund, Which May Negatively Affect Its Performance.
•	The Vanguard Real Estate ETF Recently Transitioned To Tracking A New Underlying Index Which Could Reduce Its Performance And Limit The Utility Of Its Historical Performance.
•	An Investment In The Securities Will Be Subject To Risks Associated With The Real Estate Industry.
•	Risks Associated With Real Estate Investment Trusts Will Affect The Value Of The Securities.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
○	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.
○	The estimated value of the securities was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.
○	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the prices of the basket components.
○	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the basket components may adversely affect the prices of the basket components.
○	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the prices of the basket components.
○	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the prices of the basket components.
○	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

SPDR® and S&P 500® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or S&P Financial. Neither the SPDR Trust nor S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither the SPDR Trust nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the SPDR Trust.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the iShares® Russell 2000 ETF, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF.

The securities are not sponsored, endorsed, sold or promoted by Invesco Capital Management LLC (“Invesco”). Invesco does not make any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Invesco will not have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the Invesco DB Commodity Index Tracking Fund.

Vanguard® is a registered mark of The Vanguard Group, Inc. (“Vanguard”). The securities are not sponsored, endorsed, sold or promoted by Vanguard or Vanguard Specialized Funds. Vanguard and Vanguard Specialized Funds do not make any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Vanguard and Vanguard Specialized Funds will not have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the Vanguard® Real Estate ETF.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.